Exhibit 1.02

EnPro Industries, Inc. – 2013 Conflict Minerals Report

Introduction

Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 13p-1 under the Securities Exchange Act (collectively, the “Rule”) relate to the use of gold, as well as tin, tantalum and tungsten, which are derivatives of cassiterite, columbite-tantalite and wolframite (collectively, “Conflict Minerals”), in manufactured products. Pursuant to the Rule, each issuer for whom Conflict Minerals are necessary to the functionality or production of a product that they manufacture must disclose annually whether any of the Conflict Minerals used by such issuer originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If such issuer’s Conflict Minerals originated in those countries, the Rule requires such issuer to submit a report to the Securities and Exchange Commission (“SEC”) that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody, a description of the products manufactured or contracted to be manufactured that are not “DRC conflict free” (defined in the Rule as “products that do not contain conflict minerals that directly or indirectly finance or benefit armed groups in the” Covered Countries), the facilities used to process the Conflict Minerals, the country of origin of the Conflict Minerals and the efforts to determine the mine or location of origin.

In accordance with the Rule, EnPro Industries, Inc. (“EnPro”) is submitting this Conflict Minerals Report for the period January 1, 2013 through December 31, 2013.
Description of EnPro’s Businesses

EnPro manages its businesses as three segments: Sealing Products, Engineered Products and Power Systems.
Sealing Products

EnPro’s Sealing Products segment includes three divisions: Garlock, Technetics Group and Stemco.
Garlock produces gaskets, seals, valves, compression packing and rubber products to be used in chemical, petrochemical and pulp and paper processing facilities where high pressures, high temperatures and corrosive chemicals create the need for specialized and highly engineered sealing products.

Technetics Group manufactures engineered seals, components, assemblies, and sub-systems custom-designed for high performance and extreme applications in various industries, including semiconductor, aerospace, power generation, nuclear, oil and gas and medical. Customer applications range from nuclear reactor pressure vessels to jet engines to down-hole oil and gas drilling.

Stemco manufactures a variety of high performance wheel-end, steering, suspension and braking components used by the heavy-duty trucking industry.
Engineered Products

EnPro’s Engineered Products segment includes GGB and Compressor Products International (CPI).
GGB produces self-lubricating, non-rolling, metal polymer, solid polymer and filament wound bearing products and aluminum bushing blocks. These products are used in a wide variety of markets such as the automotive, pump and compressor, construction, power generation and general industrial markets.

CPI designs, manufactures, and services components for reciprocating compressors and engines. These components, which include packing and wiper assemblies and rings, piston and rider rings, compressor valve assemblies, divider block valves, compressor monitoring systems, lubrication systems and related components, are utilized primarily in the refining, petrochemical, natural gas gathering, storage and transmission and general industrial markets.
Power Systems

EnPro’s Power Systems segment consists of Fairbanks Morse Engine, which manufactures and services licensed heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines, in addition to engines of its own design. These products are used by the government and the general industrial market for marine propulsion, power generation and pump and compressor applications.

3 Step SEC Process

The Rule requires filers to perform a three-step process to determine the applicability of the Rule to their business, perform a Reasonable Country of Origin Inquiry (“RCOI”) and conduct due diligence on the source and chain of custody as described below:

Step 1: Do Your Products Contain Conflict Minerals?

Conflict Minerals are “necessary to the functionality or production” of certain of EnPro's products that are manufactured or contracted to be manufactured.

During this first year of compliance, EnPro determined that all of its divisions have components or materials subject to the Rule, and we proceeded to survey portions of the total supply spend.

Step 2: Perform a Reasonable Country of Origin Inquiry (RCOI)

The Rule requires EnPro to engage in a RCOI, which is a survey process to be performed in good faith based on EnPro’s facts and circumstances such as size, products, relationships with suppliers and supply chain visibility. During this process, EnPro sought to obtain reasonable representations from suppliers indicating the facilities in which Conflict Minerals in its supply chain were processed, whether such Conflict Minerals originated in the Covered Countries, and if such Conflict Minerals came from recycled or scrap sources.

EnPro began the RCOI process by having each division identify its in-scope suppliers; this occurred in one of two ways. The first approach was to perform a materials analysis to identify products which could contain Conflict Minerals and survey only suppliers providing raw materials for such products. The second approach was to survey all suppliers across all products unless it was reasonably apparent or known that a supplier did not provide products that could contain Conflict Minerals.

After in-scope suppliers were selected, the EnPro divisions asked them to complete a survey based upon the reporting template of the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (“EICC-GeSI”).

Step 3: Conduct Due Diligence on the Source and Chain of Custody of Conflict Minerals Believed to Originate in the Covered Countries

Based on our due diligence for 2013, EnPro was unable to conclude that Conflict Minerals used in its supply chain during 2013 did not originate in the Covered Countries; therefore, we have furnished this Conflict Minerals Report.

Conflict Minerals Compliance Program

Consistent with the Rule, we designed our processes based on the internationally recognized due diligence framework developed by the OECD titled “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected Areas and High-Risk Areas”. Our Conflict Minerals compliance program is based on the five steps that comprise that framework. Below is a description of the measures we have performed under our Conflict Minerals compliance program.

Step 1: Established Company Management Systems

A.	EnPro structured an internal management system to support supply chain due diligence as described below.

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We assigned authority and responsibility for the implementation of EnPro’s supply chain due diligence process to a Conflict Minerals Steering Committee, which includes cross-functional participation from our Supply Chain, Finance and Legal departments.

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The Conflict Minerals Steering Committee established a Conflict Minerals Team consisting of supply chain professionals from each EnPro division, as well as a customer relationship professional. This team interfaces with internal EnPro functions, suppliers and customers on Conflict Minerals matters.

•	We adopted a Conflict Minerals policy statement.

•	We engaged an independent consultant to provide a gap analysis of our Conflict Minerals compliance process and remediated certain gaps.

B.	In an effort to improve transparency over the Conflict Minerals supply chain, EnPro has taken the following steps:

•	We requested that our suppliers that are within the scope of our Conflict Minerals due diligence efforts complete a survey based upon the EICC-GeSI template.

•	We increased awareness of the Rule through our survey process.

•	We communicated to suppliers our expectations on responsible supply chains of minerals from conflict-affected and high-risk areas.

•	We adopted a Conflict Minerals record retention policy whereby EnPro maintains Conflict Minerals related records for a minimum of five years.

C.
EnPro established a company level grievance mechanism allowing any interested party (affected persons or whistle-blowers) to voice concerns regarding the circumstances of mineral extraction, trade, handling and export in a conflict-affected and high-risk area by contacting us at conflictminerals@enproindustries.com. This will allow us to be alerted of risks in our supply chain in addition to our company facts and risk assessments.

Step 2: Identified and Assessed Risks in the Supply Chain

EnPro’s approach to this step varied by division as illustrated below. For 2013, Technetics Group and GGB determined that certain of their products do not incorporate any Conflict Minerals and therefore it was not necessary for them to survey suppliers for those products. Accordingly, Technetics Group and GGB surveyed suppliers only of its other products that may contain Conflict Minerals. The other EnPro divisions elected to survey their entire supplier base other than certain suppliers who clearly, by nature, did not provide products that could contain Conflict Minerals.

EnPro Division	Survey Based on Product Analysis	Survey Based on Supplier Analysis
Garlock		✓
Stemco		✓
Technetics Group	✓
GGB	✓
CPI		✓
Fairbanks Morse Engine		✓

EnPro sent to the suppliers indicated above a Conflict Minerals compliance package including a letter, survey instructions and a questionnaire based upon the EICC-GeSI reporting template. The package provided background information on the Rule, informed our suppliers of EnPro’s due diligence requirements, and requested that each supplier provide EnPro with key information including whether Conflict Minerals are contained in the products they supply EnPro, whether those minerals came from recycled or scrap sources, and whether those minerals are necessary to the functionality or production of the product. EnPro asked its suppliers to identify the smelting facilities used to process Conflict Minerals, the mine or location of origin of those minerals and due diligence efforts performed by the smelter in order to provide reasonable assurance as to whether funds are directly or indirectly financing armed groups. The information concerning smelters is typically obtained by our suppliers inquiring indirectly through subsequent lower tiers in the supply chain.

We have identified 75 smelters in our supply chain through our vendor survey process.
Step 3: Designed and Implemented a Strategy to Respond to Identified Risks

•	We designed and adopted a risk management plan.

•	We reported findings to EnPro senior management, outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment.

Step 4: Support Independent Third-Party Audits of Smelter Due Diligence Practices

Our objective is to support independent third-party audits of smelters’ due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas and contribute to the improvement of due diligence practices used by smelters and others throughout the supply chain. EnPro does not contract directly with smelters.

Step 5: Report Annually on Supply Chain Due Diligence

EnPro reports annually, via Form SD, to the U.S. Securities and Exchange Commission (SEC) regarding its use of Conflict Minerals, including a brief description of its due diligence efforts for responsible sourcing of minerals from conflict-affected and high-risk areas. When required, we also file a Conflict Minerals Report. Consistent with OECD guidelines, EnPro, through its filings with the SEC, reports on the following:

•	Company Management Systems: We provided a link on our website so that the public may view our Conflict Minerals policy statement and the most recently filed Form SD and Conflict Minerals Report.

•	Risk assessment and management: We described in our Conflict Minerals Report the steps taken to identify smelters in our supply chain.

Steps Taken or to be Taken to Mitigate Risk Conflict Minerals Benefited Armed Groups

Going forward, EnPro’s due diligence approach will involve working through its suppliers, who in turn will contact their suppliers, with this process repeated until reaching the supplier who is supplied directly from the smelter. For those smelters identified, EnPro will review industry resources to determine whether such smelters have obtained “Conflict-Free Smelter” (“CFS”) status as administered by the Conflict-Free Sourcing Initiative of EICC-GeSI. If we discover that any material, part or component we procure contains Conflict Minerals that originate in the Conflict Region and is used to fund conflict, we will take appropriate actions to transition our product(s) to be “DRC conflict free”. We will also use this information to refine our due diligence process so that we can better allocate our resources and efforts.
Steps to Improve Due Diligence

Generally, we are pleased with the 2013 supplier response rates for certain EnPro divisions. In future years we will focus on increasing the response rate as well as working with our vendors to improve the quality of their responses.

In 2013, we established management systems and conducted a broad survey of our supply chain, including parts that were not likely to have Conflict Minerals. In 2014, we will adopt a more strategic and focused due diligence approach. We anticipate that our due diligence process will benefit from our industries’ collective experiences, including additional smelters seeking CFS certification and being subject to review.

Smelting Facilities that Processed the Conflict Minerals, If Known

For 2013, EnPro identified the following smelters in its supply chain:

Metal	Smelter	Country
Gold	Alttleboro Falls,	United States
Gold	Bingham Canyon	United States
Gold	Caridad	Mexico
Gold	Codelco	Chile
Gold	Johnson Matthey Inc	United States
Gold	Johnson Matthey Limited	Canada
Gold	Kennecott Utah Copper	United States
Gold	La Caridad	Mexico
Gold	Metalor	United States
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA	United States
Gold	Metalor USA Refining Corporation	United States
Gold	Ohio Precious Metals	United States
Gold	Ottawaw	Canada
Gold	Pisco	Peru
Gold	Royal Canadian Mint	Canada
Gold	SIP	Indonesia
Gold	United Precious Metals	United States
Tin	AK Steel Corp.	United States
Tin	ArcelorMittal Burns Harbor	United States
Tin	ATI Tungsten Materials	United States
Tin	Carpenter Technologies	United States
Tin	CFC Cooperativa dos Fundidores de Cassiterita da Amazônia Ltda.	Brazil
Tin	Cooper Santa	Brazil
Tin	COOPERMETAL - Cooperativa Metalúrgica de Rondônia Ltda.	Brazil
Tin	Coopersanta	Brazil
Tin	CV United Smelting	Indonesia
Tin	CV. Serumpun Sebalai	Indonesia
Tin	DS	Indonesia
Tin	EM Vinto	Bolivia
Tin	Empresa Metallurgica Vinto	Bolivia
Tin	Empresa Metallurgica Vinto,Empressa Nacional de Fundiciones (ENAF),Complejo Metalurico Vinto S.A.	Bolivia
Tin	Essar Steel Algoma	Canada
Tin	Fenix Metals	Poland
Tin	Funsur	Peru
Tin	Gallatin Steel	United States
Tin	Gejiu Zi-Li	China
Tin	Malaysia Smelting Corp	Malaysia
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Material	Japan
Tin	North Star BlueScope Steel, LLC	United States
Tin	Nucor Steel	United States
Tin	OMSA	Bolivia
Tin	Operaciones Metalurgica S.A.	Bolivia
Tin	PT Bangka Purta Karya	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia

Metal	Smelter	Country
Tin	PT Koba Tin	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Refined Banka Tin	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Severstal Columbus	United States
Tin	Severstal Dearborn	United States
Tin	Special Metals	United States
Tin	Steel Dynamics	United States
Tin	Thaisarco	Thailand
Tin	ThyssenKrupp Steel	United States
Tin	Vinto	Bolivia
Tin	White Solder Metalurgia	Brazil
Tin	Yunnan Chengfeng Non-Ferrous Metals Co Ltd	China
Tin	Yunnan Chengfeng Non-Ferrous Metals Co.,Ltd.	China
Tin	Yunnan Tin Co Ltd	China
Tin	Yunnan Tin Company Limited	China
Tantalum	Allegheny Ludlum	United States
Tantalum	Global Advanced Metals	United States
Tantalum	Huntington Alloys Corp	United States
Tantalum	Tongxiang leishi powder co.,ltd.	China
Tungsten	BGH Edelstahl Lippendorf GMBH	Germany
Tungsten	Haynes International	United States
Tungsten	Outokumpu VDM USA	United States
Efforts to Determine Mine or Origin with Greatest Possible Specificity

Smelters are the critical link in determining whether Conflict Minerals are from recycled or scrap metals, or are from mined ore. Suppliers further downstream from the smelters, such as EnPro, do not have insight into the sources used by the smelters and must rely on the smelters cooperation in determining the source and chain of custody.

While EnPro has been able to identify certain smelters that are part of our extended supply chain, we have not identified the mines which supply these smelters. We anticipate that identifying all smelters will take at least several years and that it will take longer to identify the mines supplying such smelters.

Products That do not Contain Columbite-Tantalite, Cassiterite, Wolframite, Tin, Tantalum, Tungsten or Gold

For informational purposes, below is a partial list of EnPro products that do not contain columbite-tantalite, cassiterite, wolframite, tin, tantalum, tungsten or gold, grouped by division.

Stemco
Leather and Rubber Seal Products
GAFF suspension parts

CPI
Polymer based (non-metallic filled) piston, rider and packing rings
Polymer valve discs

Garlock
Vegetable fiber gasketing material
Cork gasketing material
Nitrile rubber gasketing material
Various compressed non-asbestos gasketing materials (Black, Off White, Green and Grey)
Blue Gard brand compressed non-asbestos gasketing material (Black, Off White and Grey)
Graph-Lock brand gasket material (without inserts)
Gylon polytetrafluoroethylene ("PTFE") gasketing material (Blue, Off White, Fawn, Black and Green)
Gylon diaphragms
PTFE joint sealants
Carbon Fiber high temperature gasketing material
Woven fiber valve packing materials

Technetics
Gasket and sealing products manufactured from:
Solid Polymer
Polychloroprene (Neoprene)
Isobutylene Isoprene (Butyl)
Acrylonitrile (Nitrile)
Ethylene Propylene
Fluorocarbon (Viton)
Perfluoroelastomer
Hydrogenated Acrylonitrile
Epichlorohydrin (Hydrin)
Polyurethane
Poly-Vinyl Methyl Siloxane (Silicone)
Poly-FluoroVinyl Siloxane (Fluorosilicone)
Cork
Cotton
Nylon
Polyester
Felt
Fiberglass fire resistant fabric

GGB
Filament Wound bearings
MLG Bearings
Garmax Bearings
Saver Megalife XT Washers
Multifil 427 Bearings
EP Grade Plastics (excluding Multilube)